Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 27, 2013
STRATEGIC HOTELS & RESORTS REPORTS FOURTH QUARTER AND FULL YEAR 2012
RESULTS

Exceptional operating performance continued throughout 2012; Comparable FFO increased 47.8 percent and Comparable EBITDA increased 13.3 percent from year prior

CHICAGO - February 27, 2013 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the fourth quarter and full year ended December 31, 2012.

($ in millions, except per share and operating metrics)	Fourth Quarter
Earnings Metrics	2012	2011	%
Net loss attributable to common shareholders	$(36.4)	$(15.9)	N/A
Net loss per diluted share	$(0.18)	$(0.09)	N/A
Comparable funds from operations (Comparable FFO) (a)	$12.2	$20.1	(39.2)%
Comparable FFO per diluted share (a)	$0.06	$0.11	(45.5)%
Comparable EBITDA (a)	$44.7	$39.9	11.9%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$251.17	$243.88	3.0%
Occupancy	68.7%	67.5%	1.2	pts
Revenue per Available Room (RevPAR)	$172.62	$164.53	4.9%
Total RevPAR	$344.60	$334.72	3.0%
EBITDA Margins	20.6%	19.7%	90	bps

North American Same Store Operating Metrics (c)
ADR	$256.01	$248.74	2.9%
Occupancy	70.4%	68.9%	1.5	pts
RevPAR	$180.22	$171.30	5.2%
Total RevPAR	$344.45	$333.81	3.2%
EBITDA Margins	21.2%	20.1%	110	bps

($ in millions, except per share and operating metrics)	Full Year
Earnings Metrics	2012	2011	%
Net loss attributable to common shareholders	$(79.5)	$(23.7)	N/A
Net loss per diluted share	$(0.40)	$(0.13)	N/A
Comparable FFO (a)	$53.7	$36.4	47.8%
Comparable FFO per diluted share (a)	$0.26	$0.20	30.0%
Comparable EBITDA (a)	$175.4	$154.8	13.3%

Total United States Portfolio Operating Metrics (b)
ADR	$258.21	$246.22	4.9%
Occupancy	72.4%	71.0%	1.4	pts
RevPAR	$186.98	$174.74	7.0%
Total RevPAR	$355.90	$336.43	5.8%
EBITDA Margins	22.7%	21.5%	120	bps

North American Same Store Operating Metrics (c)
ADR	$246.42	$236.24	4.3%
Occupancy	73.5%	71.8%	1.7	pts
RevPAR	$181.18	$169.54	6.9%
Total RevPAR	$331.68	$314.26	5.5%
EBITDA Margins	22.4%	21.1%	130	bps

(a)
Please refer to tables provided later in this press release for a reconciliation of net (loss)/income to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total United States portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company’s North American same store portfolio (see portfolio definitions later in this press release).

“I am very pleased by our strong performance in 2012. We continued to deliver on our stated strategy, driving steady gains in ADR, occupancy, and RevPAR, which led to outstanding FFO and EBITDA growth in 2012,” said Raymond L. “Rip” Gellein, Jr., Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “One of the year's highlights was the opportunistic and favorable acquisition of the Essex House Hotel, which brought us back to the New York market and gave us greater reach on the east coast. As we look forward to 2013, we remain focused on our strategic imperatives: maximizing RevPAR, non-rooms revenue and profit margins at our hotels; continuing to prudently manage our capital and delever our balance sheet; and selectively pursuing strategic opportunities to refine our admired portfolio and drive meaningful value for our shareholders.”

Fourth Quarter Highlights

▪
Net loss attributable to common shareholders was $36.4 million, or $0.18 per diluted share, in the fourth quarter of 2012, compared with a net loss attributable to common shareholders of $15.9 million, or $0.09 per diluted share, in the fourth quarter of 2011. Fourth quarter results include $18.8 million of impairment losses and other related charges, a $7.8 million charge related to the termination of the management agreement at the Hotel del Coronado and a $2.5 million severance charge. These charges have been excluded from Comparable EBITDA, FFO and FFO per share.

▪
Comparable FFO was $0.06 per diluted share in the fourth quarter of 2012 compared with $0.11 per diluted share in the prior year period. Fourth quarter 2011 Comparable FFO includes a $10.7 million one-time gain related to the successful preferred equity tender offer completed on December 19, 2011. Excluding this gain, Comparable FFO would have been $0.05 per diluted share in the fourth quarter of 2011.

▪	Comparable EBITDA was $44.7 million in the fourth quarter of 2012 compared with $39.9 million in the prior year period, an 11.9 percent increase.

▪
Total United States RevPAR increased 4.9 percent in the fourth quarter of 2012, driven by a 3.0 percent increase in ADR and a 1.2 percentage point increase in occupancy, compared to the fourth quarter of 2011. Total RevPAR increased 3.0 percent with non-rooms revenue increasing by 1.1 percent between periods.

▪	ADR growth in the Total United States portfolio was driven by a 3.9 percent increase in transient ADR compared to the fourth quarter of 2011 and a 0.8 percent increase in group ADR.

▪
RevPAR increased 5.3 percent in the fourth quarter of 2012 in the Company's Total United States resort portfolio and 4.6 percent in the Company's Total United States urban portfolio, compared to the fourth quarter of 2011.

▪
North American same store RevPAR increased 5.2 percent in the fourth quarter of 2012, driven by a 2.9 percent increase in ADR and a 1.5 percentage point increase in occupancy, compared to the fourth quarter of 2011. Total RevPAR increased 3.2 percent with non-rooms revenue increasing by 1.1 percent between periods.

▪
European RevPAR increased 1.8 percent (a 1.9 percent increase in constant dollars) in the fourth quarter of 2012, driven by a 2.7 percent increase in ADR (a 2.7 percent increase in constant dollars) offsetting a 0.7 percentage point decline in occupancy. European Total RevPAR decreased 3.1 percent in the fourth quarter of 2012 over the prior year period (2.9 percent in constant dollars).

▪
Total United States EBITDA margins expanded 90 basis points in the fourth quarter of 2012 compared to the fourth quarter of 2011. North American same store EBITDA margins expanded 110 basis points between periods.

Full Year Highlights

▪
Net loss attributable to common shareholders was $79.5 million, or $0.40 per diluted share, in 2012 compared with a net loss attributable to common shareholders of $23.7 million, or $0.13 per diluted share, in the prior year. Full year 2012 results include $18.8 million of impairment losses and other related charges, a $7.8 million charge related to the termination of the management agreement at the Hotel del Coronado, and a $2.5 million severance charge. Full year 2011 results included a $29.2 million charge related to the loss on early termination of derivative financial instruments and a $1.2 million charge related to the loss on early extinguishment of debt. These charges have been excluded from Comparable EBITDA, FFO and FFO per share.

▪
Comparable FFO was $0.26 per diluted share compared with $0.20 per diluted share in the prior year period. Full year 2011 Comparable FFO includes a $10.7 million one-time gain related to a successful preferred equity tender offer completed on December 19, 2011. Excluding this gain, Comparable FFO would have been $0.14 per diluted share.

▪	Comparable EBITDA was $175.4 million compared with $154.8 million in the prior year period, a 13.3 percent increase.

▪
Total United States RevPAR increased 7.0 percent, driven by a 4.9 percent increase in ADR and a 1.4 percentage point increase in occupancy, compared to the full year 2011. Total RevPAR increased 5.8 percent with non-rooms revenue increasing by 4.7 percent between years.

▪	ADR growth in the Total United States portfolio was driven by a 5.0 percent increase in transient ADR compared to the full year 2011 and a 4.0 percent increase in group ADR.

▪	RevPAR increased 7.0 percent in the Company's Total United States resort and urban portfolios, compared to the full year 2011.

▪
North American same store RevPAR increased 6.9 percent, driven by a 4.3 percent increase in ADR and a 1.7 percentage point increase in occupancy, compared to the full year 2011. Total RevPAR increased 5.5 percent with non-rooms revenue increasing by 4.3 percent between years.

▪
European RevPAR increased 1.1 percent (5.0 percent in constant dollars), driven by a 1.1 percentage point increase in occupancy offsetting a 0.1 percent decrease in ADR (3.7 percent increase in constant dollars) between years. European Total RevPAR decreased 1.2 percent in between years (2.4 percent increase in constant dollars).

▪	Total United States and EBITDA margins expanded 120 basis points compared to the full year 2011. North American same store EBITDA margins expanded 130 basis points between periods.

Preferred Dividends
On November 29, 2012, the Company's Board of Directors declared a quarterly dividend of $0.53125 per share of 8.5 percent Series A Cumulative Redeemable Preferred Stock paid on December 31, 2012 to shareholders of record as of December 14, 2012, a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock payable on December 31, 2012 to shareholders of record as of December 14, 2012 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock payable on December 31, 2012 to shareholders of record as of December 14, 2012.
2012 Transaction Activity

▪
On November 1, 2012, the Company closed a $90.0 million non-recourse mortgage agreement with MetLife secured by the Hyatt Regency La Jolla hotel. Under the terms of the loan agreement, the $97.5 million mortgage previously encumbering the property was replaced with a $72.0 million A-Note and an $18.0 million B-Note that will each mature December 1, 2017. The floating rate A-Note bears interest at LIBOR plus 400 basis points, subject to a 50 basis point LIBOR floor, and the B-Note bears interest at a fixed rate of 10.0 percent.

▪
On September 14, 2012, the Company closed on the acquisition of the JW Marriott Essex House Hotel in New York City for a gross purchase price of approximately $362.3 million and established a joint venture arrangement with affiliates of KSL Capital Partners, LLC to fund the equity portion of the acquisition. The Company owns 51.0 percent of the joint venture and serves as managing member and asset manager.

▪
On June 29, 2012, the Company paid previously accrued and unpaid dividends on the Series A, B and C Preferred Stock through June 30, 2012 to shareholders of record as of June 15, 2012. In total, 14 quarters of preferred dividends were paid equating to $7.4375 per share of Series A Preferred Stock and $7.21882 per share of Series B and Series C Preferred Stock.

▪
On April 23, 2012, the Company closed on the sale of 18.4 million shares of common stock at a public offering price of $6.50 per share, including 2.4 million shares of common stock issued pursuant to the exercise in full of the underwriters' over-allotment option. The Company received approximately $114.1 million from the offering after deducting underwriting discounts, commissions and transaction expenses related to the offering. The Company utilized the net proceeds from the offering to reduce borrowings under its secured bank credit facility, fund the payment of accrued and unpaid preferred dividends, and fund capital expenditures and working capital.

Impairment Losses and Other Charges
Fourth quarter and full year 2012 results include impairment losses and other charges totaling $18.8 million, including a $14.6 million impairment of a Mexican land development site and $4.2 million of other charges related to the elimination of certain capital projects and entitlement pursuit activities. These one-time charges have been excluded from Comparable EBITDA, FFO and FFO per share metrics.
2013 Guidance
For the full year 2013, the Company anticipates that Comparable EBITDA will be in the range of $195.0 million to $210.0 million and Comparable FFO in the range of $0.33 and $0.40 per fully diluted share.
The Company's 2013 guidance includes the following assumptions:

▪
Same Store North American RevPAR growth in the range of 5.0 percent to 7.0 percent and Total RevPAR growth of 4.0 percent to 6.0 percent, respectively. Same Store operating metrics include North American hotels which are included in the Company's consolidated financial results but exclude the JW Marriott Essex House Hotel, which was acquired in 2012;

▪	Same Store North American EBITDA margin expansion between 75 basis points and 125 basis points;

▪	Corporate G&A expenses in the range of $21.0 million to $23.0 million;

▪	Consolidated interest expense in the range of $95 million to $100 million, including approximately $10 million of non-cash interest expense;

▪	Preferred dividend expense of $24.2 million;

▪
Capital expenditures totaling approximately $65 million to $70 million, including spending of $35 million from property-level furniture, fixtures and equipment (FF&E) reserves and an additional $30 million to $35 million of owner-funded spending; and

▪	No additional planned acquisition, disposition or capital raising activity.

Portfolio Definitions
Total United States portfolio hotel comparisons for the fourth quarter and full year 2012 are derived from the Company's hotel portfolio at December 31, 2012, consisting of all 14 properties located in the United States, including unconsolidated joint ventures.
North American same store hotel comparisons for the fourth quarter and full year 2012 are derived from the Company's hotel portfolio at December 31, 2012, consisting of properties located in North America and held for five or more quarters, in which operations are included in the consolidated results of the Company. As a result, same store comparisons contain 13 properties for the fourth quarter, including the Four Seasons Punta Mita Resort and excluding the JW Marriott Essex House Hotel, which was acquired on September 14, 2012, and the unconsolidated Hotel del Coronado and Fairmont Scottsdale Princess hotels. Same store comparisons contain contain 11 properties for the full year, also excluding the Four Seasons Jackson Hole and Four Seasons Silicon Valley hotels, which were acquired on March 11, 2011.
European hotel comparisons for the fourth quarter and full year 2012 are derived from the Company's European owned and leased hotel properties at December 31, 2012, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg hotels.
Earnings Call
The Company will conduct its fourth quarter and full-year 2012 conference call for investors and other interested parties on Thursday, February 28, 2013 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to listen to the call by telephone at 800.573.4752 (toll international: 617.224.4324) with passcode 71539203.  To participate on the web cast, log on to http://edge.media-server.com/m/p/fzhfd434/lan/en 15 minutes before the call to download the necessary software.  For those unable to listen to the call live, a taped rebroadcast will be available beginning at 12:00 p.m. ET on February 28, 2013, through 11:59 p.m. ET on March 7, 2013. To access the replay, 888.286.8010 (toll international: 617.801.6888) and request replay pin number 25278256.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts' website at www.strategichotels.com within the fourth quarter information section.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,271 rooms and 851,600 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company's future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company's continued focus on improving profitability.  Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain or refinance maturing debt; the Company's ability to maintain compliance with covenants contained in the Company's debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with the Company's investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company's most recent
Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2013 net loss attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(55.7)	$(40.7)
Depreciation and Amortization	119.4	119.4
Interest Expense	97.4	97.4
Income Taxes	1.4	1.4
Non-controlling Interests	(0.1)	(0.1)
Adjustments from Consolidated Affiliates	(16.0)	(16.0)
Adjustments from Unconsolidated Affiliates	24.6	24.6
Preferred Shareholder Dividends	24.2	24.2
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Comparable EBITDA	$195.0	$210.0

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(55.7)	$(40.7)
Depreciation and Amortization	118.5	118.5
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Non-controlling Interests	(0.1)	—
Adjustments from Consolidated Affiliates	(8.4)	(8.4)
Adjustments from Unconsolidated Affiliates	14.9	14.9
Comparable FFO	$69.0	$84.1
Comparable FFO per Diluted Share	$0.33	$0.40